Exhibit 99.1

Summary of DTE Gas Rate Case Filing U-20642

DTE Gas Company (DTE Gas) filed a general rate case on November 25, 2019 with the Michigan Public Service Commission (MPSC). This document provides additional information relative to DTE Gas’s filing. The full filing will be available on the MPSC website (https://mi-psc.force.com/s/global-search/u20642) under case number U-20642.

Consistent with Michigan’s Public Act 341, DTE Gas anticipates an MPSC order by late September 2020, allowing new rates to be implemented October 1, 2020.

DTE Gas Rate Filing

•	Projects an average rate base of $5.1 billion for the test year from October 1, 2020 to September 30, 2021

•	Includes a return on equity of 10.5%; capital structure of 52% equity and 48% debt

•	Seeks to replace aging cast-iron and unprotected steel main (IRM1) with new and improved materials

•	Table below shows the major components of DTE Gas’s rate filing

Item	Amount ($ millions)	Description
Rate Base	$118
Increase in rate base of approximately $900 million; primarily distribution (including IRM capital through 2020), safety management systems and quality assurance programs, IT and customer experience improvements

Operating Expenses	76
Increase driven by inflation, employee incentives and benefits and increased pipeline integrity work to meet Pipeline and Hazardous Materials Safety Administration requirements, partially offset by lower uncollectible expenses

ROE and Other	10	Increase primarily driven by ROE increase to 10.5%
Total Request	$204
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1 Infrastructure recovery mechanism

Base Rates/Infrastructure Recovery Mechanism (IRM)
DTE Gas seeks to continue replacement of its aging cast-iron and unprotected steel main with new and improved materials to provide safe, reliable and cost-effective service to its customers, and efficient system operation.

$59 million of the $204 million revenue requirement is related to incorporating IRM capital investments made through 2020 into base rates (currently recovered through a separate surcharge). This surcharge will end when new base rates are established. Therefore, the revenue requirement of $204 million, if approved, would result in a net effective rate increase to customers of $145 million. The rate proceeding also includes a proposed new IRM surcharge, similar to that approved in its last gas rate case, that will begin in 2021.

Impact to Customer Bills
If the Company’s request is approved in total, with continued decreases in the cost of natural gas, the average annual bill for a typical residential customer will increase approximately $6 per month beginning in October 2020.

For further information, please contact DTE Investor Relations at 313.235.8030.